EMPLOYMENT AGREEMENT

This Agreement is entered into as of November 1, 2012, (the “Effective Date”), by and between Navidea Biopharmaceuticals, Inc., a Delaware Corporation with a place of business at 425 Metro Place North, Suite 300, Dublin, Ohio 43017-1367 (the “Company”) and Cornelia Reininger, M.D., of Berlin, Germany (the “Employee”) (collectively, the “Parties”).

Recitals

WHEREAS, the Company, through a letter dated June 6, 2012, extended to Employee (a) an offer of employment as Senior Vice President and Chief Medical Officer of Navidea Biopharmaceuticals, Inc., and (b) relocation assistance should Employee accept the offer of employment; and

WHEREAS, Employee has accepted employment as Senior Vice President and Chief Medical Officer of Navidea Biopharmaceuticals, Inc. as well as the Company’s offer of relocation assistance; and

WHEREAS, the Company and the Employee now wish to establish in writing the terms, covenants, and conditions governing Employee’s employment with the Company and Employee’s relocation assistance (the “Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the promises to one another contained in this Agreement, the Parties agree as follows:

1.	Duties. From and after the Effective Date, and based upon the terms and conditions set forth herein, the Company agrees to employ the Employee and the Employee agrees to be employed by the Company, as Senior Vice President and Chief Medical Officer of the Company and in such equivalent or additional executive level position or positions as shall be assigned to the Employee by the Company’s Board of Directors. While serving in such executive level position or positions, the Employee shall report to, be responsible to, and shall take direction from the President and Chief Executive Officer of the Company. During the Term of this Agreement (as defined in Section 2 below), the Employee agrees to devote substantially all of the Employee’s working time to the position the Employee holds with the Company and to faithfully, industriously, and to the best of the Employee’s ability, experience and talent, perform the duties which are assigned to the Employee. The Employee shall observe and abide by the reasonable corporate policies and decisions of the Company in all business matters.

The Employee represents and warrants to the Company that Exhibit A attached to this Agreement sets forth a true and complete list of (a) all offices, directorships and other positions held by the Employee in corporations and firms other than the Company and its subsidiaries, and (b) any investment or ownership interest in any corporation or firm other than the Company beneficially owned by the Employee (excluding investments in life insurance policies, bank deposits, publicly traded securities that are less than five percent (5%) of their class and real estate). The Employee will promptly notify the Board of Directors of the Company of any additional positions undertaken or investments made by the Employee during the Term of this Agreement if they are of a type which, if they had existed on the date of this Agreement, should have been listed on Exhibit A. As long as the Employee’s other positions or investments in other firms do not create a conflict of interest, violate the Employee’s obligations under Sections 5 and 6 below, or cause the Employee to neglect the Employee’s duties under this Agreement, such activities and positions shall not be deemed to be a breach of this Agreement.

2.	Term. Subject to Sections 4 and 5 of this Agreement, the Term of this Agreement shall be for a period commencing on the Effective Date and terminating on March 31, 2014.

3.	Compensation. During the Term of this Agreement, the Company shall pay, and the Employee agrees to accept as full consideration for the services to be rendered by the Employee under this Agreement, compensation consisting of the following:

A.	Salary. Beginning on the first day of the Term of this Agreement, the Company shall pay the Employee a salary of Three Hundred Thousand Dollars ($300,000) per year, payable in semi-monthly or monthly installments as requested by the Employee. The Committee (as hereinafter defined) shall review the Employee’s annual salary on an annual basis and may increase, but not decrease, the salary at its discretion. Funds paid as salary in accordance with the terms of this Agreement will be sent via electronic funds transfer to the appropriate bank account as directed by the Employee.

B.	Bonus. The Compensation, Nominating and Governance Committee (the “Committee”) of the Board of Directors will, on an annual basis, review the performance of the Company and of the Employee and will pay such bonus as it deems appropriate, in its discretion, to the Employee based upon such review. Such review and bonus, including the 2012 Prorated Bonus (as defined below) 2012, will be reviewed and paid in a manner consistent with (1) any bonus plan adopted by the Committee, which covers the executive officers and employees of the Company generally ("Bonus Plan"), and (2) the guidelines established by the Committee for the payment of any bonus to officer employees of the Company ("Bonus Guidelines"). Unless the Bonus Plan or the Bonus Guidelines state otherwise, any bonus earned in any calendar year will be payable in the first calendar quarter of the following calendar year.

For the calendar year ending December 31, 2012, the Employee will be eligible for a prorated bonus (the "2012 Prorated Bonus") if Employee is employed through December 31, 2012 and is not terminated "for cause" thereafter. The 2012 Prorated Bonus will be based upon a 30% target of the Employee's salary, or Ninety Thousand Dollars ($90,000), with such amount prorated based upon the number of weeks Employee is employed in 2012, and subject to any Bonus Plan and Bonus Guidelines and the discretion of the Committee.

C.	Benefits. During the Term of this Agreement, the Employee will receive such employee benefits as are generally available to all employees of the Company, including, as may vary from time to time at the Company's discretion, major medical, dental, vision, and life insurance; long-term disability, short-term disability and AD&D coverage; flexible spending account programs; and a 401(k) retirement plan.

D.	Stock Options. The Committee of the Board of Directors may, from time to time, grant stock options, restricted stock purchase opportunities, and other forms of equity-based incentive compensation as it deems appropriate, in its discretion, to the Employee under the Company’s Third Amended and Restated 2002 Stock Incentive Plan (the “Stock Plan”). The terms of the relevant award agreements shall govern the rights of the Employee and the Company thereunder in the event of any conflict between such agreement and this Agreement. In conjunction with the Employee's acceptance of and starting employment with the Company, stock options for Eighty-Eight Thousand (88,000) shares of the Company’s common stock will be issued to the Employee, subject to the terms of the Company’s standard stock option agreement. The grant date for the options will be the Effective Date of this Agreement. The options will vest on an equal annual basis, starting with 25% of the options vesting one year after the Effective Date, and continuing with additional 25% of options vesting on an annual basis for the following three years, on each subsequent anniversary of the Effective Date of this Agreement. The options will be priced at the closing price on the Effective Date of this Agreement.

E.	Vacation, Sick/Personal Leave, and Paid Time Off for Professional Qualifications. The Employee shall be entitled to one hundred sixty (160) hours of vacation and eighty (80) hours of sick/personal leave during each calendar year during the Term of this Agreement. Employee will be provided forty (40) additional hours of paid time off for Employee to maintain her professional qualifications as Professor of Surgery at LMU Munich, Germany, or a like professorship at a similar institution previously identified to the Company, and Employee may use up to forty (40) hours of her sick/personal days for this purpose if necessary due to conflicts that may result with Employee's normally scheduled workdays for the Company. Any vacation, sick/personal leave, and paid time off for professional qualifications that remain unused within a calendar year will not carry over into the following calendar year. For purposes of calendar year 2012, vacation and sick/personal leave will be pro-rated from the Effective Date of this Agreement.

F.	Expenses. The Company shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by her in the performance of her duties hereunder, including expenses for travel, entertainment, and similar items, promptly after the presentation by the Employee, from time-to-time, of an itemized account of such expenses. The Company will also reimburse the Employee for up to Three-Thousand Dollars ($3,000.00) each year for professional dues; however, the Employee will not be reimbursed for any travel expenses incurred in connection maintenance of her professional qualifications with LMU Munich.

G.	Clawback Policy. The Company’s obligation to pay any bonus or stock-based incentive compensation under paragraphs B. or D. of this Section 3, and the Employee’s right to receive or retain such compensation, shall be subject to any policy adopted by the Board of Directors or its Compensation, Nominating and Governance Committee (or any successor committee of the Board of Directors with authority over executive compensation) pursuant to the “clawback” provisions of Section 304 of the Sarbanes-Oxley Act of 2002, Section 10D of the Securities Exchange Act of 1934, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or regulations promulgated thereunder, or pursuant to any rule of any national securities exchange on which the equity securities of the Company are listed implementing Section 10D of the Securities Exchange Act of 1934, or regulations promulgated thereunder.

H.	Relocation Assistance and Expenses. In conjunction with the Employee’s employment, the Company agrees to reimburse the Employee the costs of the Employee’s relocation from Germany to the United States in an amount not to exceed Thirty-Eight Thousand Dollars ($38,000), subject to applicable withholdings and taxes, as follows:

(a)	Moving Household Goods. The Company agrees to reimburse the Employee reasonable costs related to moving household goods in an amount not to exceed Twenty Thousand Dollars ($20,000), subject to applicable withholdings and taxes. Reimbursement for these expenses will be available only during the first nine (9) months of employment. Any related costs incurred after that time period will not be reimbursed by the Company. Reasonable costs include those incurred in moving the Employee’s and the Employee’s immediate family’s household goods and other personal property, including the costs of packing, unpacking, insurance and storage charges (storage charges, if any, must be pre-approved by the Company and will not exceed 12 months). Reasonable costs do not include (1) the cost of moving items that cost less to replace than to move; or (2) the cost of moving cars, boats, and other large vehicles.

(b)	Temporary Housing and Search for Permanent Housing. The Company agrees to reimburse the Employee the reasonable costs related to temporary housing and the Employee’s search for permanent housing in the greater Columbus, Ohio metropolitan area. The amount of the reimbursement will not exceed Eighteen Thousand Dollars ($18,000), subject to applicable withholdings and taxes. Reimbursement for these expenses will be available only during the first nine (9) months of employment following the Employee’s receipt of the appropriate immigration clearance to work in the United States in accordance with Section I below. Any related costs incurred after that time period will not be reimbursed by the Company. Reasonable temporary-housing costs include the rental costs of a hotel room, apartment, or other rental accommodation, pre-approved by the Company, in the greater Columbus, Ohio metropolitan area. Reasonable costs incurred for searching for permanent housing include hotel and travel costs for the Employee and the Employee’s immediate family, pre-approved by the Company, incurred in traveling to and from the greater Columbus, Ohio metropolitan area to the Employee’s current primary residence, if incurred pursuant to the Employee’s search for a new primary residence. This includes reasonable taxicab fare and meal expenses.

(c)	Documentation for Expense Reimbursement. The Company will not reimburse the Employee any expense described without the Employee submitting documentation suitable to the Company that establishes the nature and amount of the expense. For expense to be reimbursed, the Employee must submit supporting documentation within 30 days after the expense is incurred. The Company may, in its sole discretion, reject any unreasonable portion of any submitted expense. Approved expenses will be reimbursed in United States dollars.

(d)	No Other Expenses. The Company shall not reimburse the Employee for any expenses that are not specifically described in this Agreement. Such non-eligible expenses include but are not limited to costs or loss associated with the sale of vehicles, travel expenses for non-immediate family, costs or loss associated with sale or rental of any the Employee’s non-primary residence, marketing costs for sale of the Employee’s current primary residence, and transitional private educational expenses for school-age children of the Employee.

(e)	Employee’s Obligation to Remit. The Employee agrees that, in the event the Employee leaves the Company within the first year of employment for any reason (except termination without cause), Employee shall be required to remit to the Company all expenses reimbursed pursuant to this Section 3(I) of this Agreement no later than fourteen (14) days after Employee's resignation or last day of work with the Company, whichever is later. This Agreement provides the Employee's written authorization for the Company to deduct these expenses from any payments due to the employee upon separation from the Company.

I.	Immigration Assistance. The Company will obtain legal services, through counsel of its choosing and at the Company's expense, related to the processes necessary for compliance with all applicable immigration laws needed for the Employee to maintain employment with the Company in the United States. The Employee agrees to cooperate and provide any information and documentation the Company, or to the counsel of its choosing, deems necessary to pursue and complete any immigration process. Furthermore, the Employee agrees to work with the Company’s chosen legal counsel to investigate and confirm the status of the Employee’s U.S. citizenship (or lack thereof) and provide such documentation as may be required for non-immigrant and immigrant visa applications. Employee will cooperate with the Company and its chosen counsel to obtain and maintain the appropriate visas and/or documentation to enable the Employee to fulfill all job duties while domiciled in the United States. The Company will provide immigration assistance as described above, whether directly paid by the Company (such as legal fees) or by Company-authorized reimbursement to the Employee of direct expenses or associated tax liabilities directly related to immigration processes, in an aggregate amount of up to Fifty Thousand Dollars ($50,000.00).

J.	Car Allowance. If the Employee is unable to obtain credit to purchase or lease an automobile on terms acceptable to the Company, the Company will act as a guarantor to a loan or lease for a vehicle with the maximum amount of the guarantee to exceed Thirty-Two Thousand Dollars ($32,000). If the Employee leaves the Company within the first year of employment for any reason (except termination without cause), the Company will either (1) cease to be a guarantor, or (2) the 75% of the amount owed on the loan or lease will be due from the Employee to the Company and may be withheld from any payments due to the Employee upon separation from the Company. If the Employee leaves the Company for any reason (except termination without cause) after the first year of employment but before the second or third anniversaries, the Employee will be obligated to pay 50% or 25% of the amount owed on the loan or lease, respectively, and that amount may be withheld from any payments due to the Employee upon separation from the Company. All payments are subject to applicable taxes and withholdings.

4.	Termination.

A.	For Cause. The Company may terminate the employment of the Employee prior to the end of the Term of this Agreement “for cause.” Termination “for cause” shall be defined as a termination by the Company of the employment of the Employee occasioned by:

i.	the failure by the Employee to cure, to the Company’s satisfaction, a breach of a material duty imposed on the Employee under this Agreement or any other written agreement between Employee and the Company within fifteen (15) days after written notice thereof by the Company;

ii.	the continuation by the Employee, after written notice by the Company, of a continued neglect of a duty imposed on the Employee under this Agreement;

iii.	acts by Employee of fraud, embezzlement, theft or other material dishonesty directed against or that may otherwise adversely impact the Company;

iv.	the Employee is formally charged with a felony crime or a crime involving moral turpitude, that in the reasonable good faith judgment of the Board of Directors, results in or has the potential to result in material damage to the Company or its reputation or, in the Company’s reasonable judgment, would materially interfere with the performance of Employee’s obligations under this Agreement; or

v.	the use or possession of illegal drugs on or off-the-job (including the illegal use or possession of prescription drugs or other controlled substances), or the abuse of alcohol in a manner which adversely affects (1) the Employee’s job performance, behavior or attendance; or (b) the Company’s operations or reputation as reasonably determined by the Company.

In the event of termination by the Company “for cause,” all salary, benefits, and other payments shall cease at the time of termination, the Employee will forfeit all unvested stock options as of the time of termination, and the Company shall have no further payment obligations to the Employee.

B.	Resignation. If the Employee resigns for any reason, all salary, benefits and other payments (except as otherwise provided in paragraph G of this Section 4 below) shall cease, and the Employee will forfeit all unvested stock options as of the date of the resignation becomes effective. At the time of the Employee's resignation, the Company shall pay the Employee the value of any accrued but unused vacation and the amount of all accrued but previously unpaid base salary through the date of such termination. The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under paragraph F of Section 3 above.

C.	Disability, Death. The Company may terminate the employment of the Employee prior to the end of the Term of this Agreement if the Employee has been unable to perform the Employee’s duties hereunder or a similar job for six (6) continuous months due to a physical or mental condition that, in the opinion of a licensed physician, will be of indefinite duration or is without a reasonable probability of recovery within the next thirty (30) days after the examination by the licensed physician. The Employee agrees to submit to an examination by a licensed physician of the Company’s choice in order to obtain such opinion, made after the Employee has been or likely will be absent from work for at least six (6) months. Any requested examination shall be paid for by the Company. However, this provision does not abrogate either the Company’s or the Employee’s rights and obligations pursuant to the Family and Medical Leave Act of 1993, and a termination of employment under this paragraph C shall not be deemed to be a termination for cause.

If during the Term of this Agreement, the Employee dies or the Employee’s employment is terminated because of the Employee’s disability, all salary, benefits and other payments shall cease at the time of death or termination due to disability, provided, however, that the Company shall pay such other amounts or provide such other benefits required to be paid or provided to the Employee under any plan, program, policy, practice, contract, or arrangement in which the Employee is eligible to receive such payments or benefits from the Company, for the longer of twelve (12) months after such death or termination or the full unexpired Term of this Agreement on the same terms and conditions (including cost) as were applicable before such death or termination. In addition, for the first six (6) continuous months of any disability that results in the Employee being unable to perform her job duties, the Company shall pay to the Employee the difference, if any, between any cash benefits received by the Employee from a Company-sponsored disability insurance policy and the Employee’s salary hereunder. At the time of any termination for death or disability, the Company shall pay the Employee or the Employee's estate the value of any accrued but unused vacation, and the amount of all accrued but previously unpaid base salary through the date of such termination. The Company shall promptly reimburse the Employee or the Employee's estate for the amount of any expenses incurred by the Employee prior to such death or termination and pursuant to the conditions and requirements under paragraph F of Section 3 above.

D.	Termination without Cause. A termination “without cause” is a termination of the employment of the Employee by the Company that is not “for cause” and not occasioned by the resignation, death, or disability of the Employee as described above. If the Company terminates the employment of the Employee without cause (whether before the end of the Term of this Agreement or, if the Employee is employed by the Company under paragraph E of this Section 4 below, after the Term of this Agreement has ended), the Company shall, at the time of such termination, pay to the Employee the severance payment provided in paragraph F of this Section 4 below, together with the value of any accrued but unused vacation, the amount of all accrued but previously unpaid base salary through the date of such termination, and shall pay such other amounts or provide such other benefits required to be paid or provided to the Employee under any plan, program, policy, practice, contract, or arrangement in which the Employee is eligible to receive such payments or benefits from the Company for the longer of twelve (12) months or the full unexpired Term of this Agreement and on the same terms and conditions (including cost) as were applicable before such termination. The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under and pursuant to the conditions of paragraph F of Section 3 above.

If the Company terminates the employment of the Employee because it has ceased to do business or substantially completed the liquidation of its assets, or because it has relocated to another city and the Employee has decided not to relocate also, such termination of employment shall be deemed to be “without cause.”

E.	End of the Term of this Agreement. Except as otherwise provided in paragraphs F and G of this Section 4 below, the Company may terminate the employment of the Employee at the end of the Term of this Agreement without any liability on the part of the Company to the Employee. However, if the Employee continues to be an employee of the Company after the Term expires, the Employee’s employment shall be governed by the terms and conditions of this Agreement, but the Employee shall be an employee at-will and the Employee’s employment may be terminated at any time by either the Company or the Employee without notice and for any reason not prohibited by law. If the Company terminates the employment of the Employee at the end of the Term of this Agreement, the Company shall, at the time of such termination, pay to the Employee the severance payment provided in paragraph F of this Section 4 below together with the value of any accrued but unused vacation, and the amount of all accrued but previously unpaid base salary through the date of such termination. The Company shall promptly reimburse the Employee for the amount of any reasonable expenses incurred prior to such termination by the Employee as required under and pursuant to the conditions of paragraph F of Section 3 above.

F.	Severance. If the employment of the Employee is terminated by the Company at the end of the Term of this Agreement, or if the employment of the Employee is terminated by the Company without cause (whether before the end of the Term of this Agreement or, if the Employee is employed by the Company under paragraph E of this Section 4 above, after the Term of this Agreement has ended), then the Employee shall be paid, as a severance payment at the time of such termination: (i) in the event that Employee has employed by the Company for less than twelve (12) months from the Effective Date of this Agreement, equal to One Hundred Fifty Thousand Dollars ($150,000), or (ii) in the event that Employee has been employed by The Company for twelve (12) months or more, the amount of Three Hundred Thousand Dollars ($300,000).

G.	Change of Control Severance. In addition to the rights of the Employee under the Company’s employee benefit plans (paragraph C of Section 3 above) but in lieu of any severance payment under paragraph F of this Section 4 above, if there is a Change in Control of the Company (as defined below) during the Term and within six (6) months after the Term expires, the employment of the Employee is concurrently or subsequently terminated (a) by the Company without cause, (b) by the expiration of the Term of this Agreement, or (c) by the resignation of the Employee because the Employee has reasonably determined in good faith that the Employee’s titles, authorities, responsibilities, salary, bonus opportunities or benefits have been materially diminished, that a material adverse change in the Employee’s working conditions has occurred, that the Employee’s services are no longer required in light of the Company’s business plan, or the Company has breached this Agreement, the Company shall pay the Employee, as a severance payment, at the time of such termination: (i) in the event that Employee has employed by the Company for less than twelve (12) months from the Effective Date of this Agreement, an amount equal to Two Hundred Twenty-five Thousand Dollars ($225,000), or (ii) in the event that Employee has been employed by The Company for twelve (12) months or more, the amount of Four Hundred Fifty Thousand Dollars ($450,000), in each case together with the value of any accrued but unused vacation, and the amount of all accrued but previously unpaid base salary through the date of termination and shall pay such other amounts or provide such other benefits required to be paid or provided to the Employee under any plan, program, policy, practice, contract, or arrangement in which the Employee is eligible to receive such payments or benefits from the Company for the longer of twelve (12) months or the full unexpired Term of this Agreement. The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under paragraph F of Section 3 above. Notwithstanding the foregoing, before the Employee may resign pursuant to Section 4(G)(c) above, the Employee shall deliver to the Company a written notice of the Employee’s intent to terminate the Employee’s employment pursuant to Section 4(G)(c), and the Company shall have been given a reasonable opportunity to cure any such act, omission or condition within thirty (30) days after the Company’s receipt of such notice. The provisions of this Section 4(H). shall not apply, and Employee shall not be entitled to any compensation thereunder, if that a Change of Control occurs at any time within nine (9) months of the Effective Date, and Employee has not relocated her principal residence to the greater Columbus Ohio metropolitan area within nine (9) months of the Effective Date.

For the purpose of this Agreement, a Change in Control of the Company has occurred when: (a) any person (defined for the purposes of this paragraph G to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, an employee benefit plan created by its Board of Directors for the benefit of its employees, or a participant in a transaction approved by its Board of Directors for the principal purpose of raising additional capital, either directly or indirectly, or an affiliate of such participant, acquires beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act) of securities issued by the Company having thirty percent (30%) or more of the voting power of all the voting securities issued by the Company in the election of Directors at the next meeting of the holders of voting securities to be held for such purpose; (b) a majority of the Directors elected at any meeting of the holders of voting securities of the Company are persons who were not nominated for such election by the Board of Directors or a duly constituted committee of the Board of Directors having authority in such matters; (c) the stockholders of the Company approve a merger or consolidation of the Company with another person other than a merger or consolidation in which the holders of the Company’s voting securities issued and outstanding immediately before such merger or consolidation continue to hold voting securities in the surviving or resulting corporation (in the same relative proportions to each other as existed before such event) comprising eighty percent (80%) or more of the voting power for all purposes of the surviving or resulting corporation; or (d) the stockholders of the Company approve a transfer of substantially all of the assets of the Company to another person other than: (i) a transfer to a transferee, eighty percent (80%) or more of the voting power of which is owned or controlled by the Company or by the holders of the Company’s voting securities issued and outstanding immediately before such transfer in the same relative proportions to each other as existed before such event, or (ii) a transfer following which the Company continues the operation of one or more lines of business that were operated by the Company prior to the transfer, and a class of common stock of the Company remains registered under Section 12 of the Securities Exchange Act of 1934. The Parties hereto agree that for the purpose of determining the time when a Change of Control has occurred that if any transaction results from a definite proposal that was made before the end of the Term of this Agreement but which continued until after the end of the Term of this Agreement and such transaction is consummated after the end of the Term of this Agreement, such transaction shall be deemed to have occurred when the definite proposal was made for the purposes of the first sentence of this paragraph G of this Section 4. Notwithstanding the foregoing, before the Employee may resign pursuant to Section 4(G)(c) above, the Employee shall deliver to the Company a written notice of the Employee’s intent to terminate her employment pursuant to Section 4(G)(c), and the Company shall have been given a reasonable opportunity to cure any such act, omission or condition within thirty (30) days after the Company’s receipt of such notice.

H.	Benefit and Stock Plans. In the event that a benefit plan or Stock Plan which covers the Employee has specific provisions concerning termination of employment, or the death or disability of an employee (e.g., life insurance or disability insurance), then such benefit plan or Stock Plan, and not this Agreement, shall control the disposition of the benefits or stock options, restricted stock, and other forms of equity-based incentive compensation in accordance with the terms and conditions of such benefit plan or Stock Plan.

I.	After-Tax Benefits and Reimbursement. Notwithstanding the foregoing, if the Company reasonably determines that any of the benefits described in this Section 4 may not be exempt from federal income tax, then for a period of six (6) months after the date of the Employee’s termination, the Employee shall pay to the Company an amount equal to the stated taxable cost of such coverages. After the expiration of the six-month period, the Employee shall receive from the Company a reimbursement of the amounts paid by the Employee.

5.	Proprietary Information Agreement. Employee has executed a Proprietary Information Agreement as a condition of employment with the Company. The Proprietary Information Agreement shall not be limited by this Agreement in any manner, and the Employee shall act in accordance with the provisions of the Proprietary Information Agreement at all times during and after the Term of this Agreement.

6.	Non-Competition. Employee agrees that for so long as the Employee is employed by the Company under this Agreement and for one (1) year after the Employee’s termination from employment, for any reason, whether voluntarily or involuntarily, the Employee will not:

A.	enter into the employ of or render any services to any person, firm, or corporation, which is engaged, in any part, in a Competitive Business (as defined below);

B.	engage in any directly Competitive Business for her own account;

C.	become associated with, or interested in through any written or oral contract or by employment with any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, independent contractor, consultant, advisor, or in any other relationship or capacity; or

D.	solicit, interfere with, or endeavor through any form of communication or activity to entice away from the Company, any of its customers, strategic partners, employees, or sources of supply.

Nothing in this Agreement shall preclude Employee from taking employment in the banking or related financial services industries nor from investing the Employee’s personal assets in the securities or any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in her beneficially owning, at any time, more than one percent (1%) of the publicly-traded equity securities of such Competitive Business. “Competitive Business” for purposes of this Agreement shall mean any business or enterprise which:

a.	is engaged in the development and/or commercialization of products and/or systems for use in intraoperative detection of cancer, or

b.	reasonably understood to be competitive with the Company in the relevant market with products and/or systems described in clause a above, or

c.	the Company engages in during the Term of this Agreement and from which the Company derives revenue or in which the Company has made a material capital investment.

7.	Attorneys’ Fees and Expenses. In the event that any action, suit, or other legal or equitable proceeding is brought by either party to enforce the provisions of this Agreement, or to obtain money damages for the breach thereof, then the party which substantially prevails in such action (whether by judgment, court order, or settlement) shall be entitled to recover from the other party all reasonable expenses of such litigation (including any appeals), including, but not limited to, reasonable attorneys' fees and disbursements.

8.	Waiver of Jury Trial. EMPLOYEE AND THE COMPANY HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN THE EVENT OF ANY DISPUTE WHICH ARISES UNDER THIS AGREEMENT OR WHICH CONCERNS THE EMPLOYEE’S EMPLOYMENT WITH OR SEPARATION FROM THE COMPANY.

9.	Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to its conflicts of laws principles.

10.	Venue; Jurisdiction; Service of Process. Any legal action for damages, or any equitable proceeding for injunctive relief (temporary restraining order, preliminary injunction or permanent injunction), arising out of or relating to a breach or threatened breach of this Agreement or the Employee’s employment with or separation from the Company, shall be brought exclusively in the state or federal courts located in Franklin County, Ohio, and each of the Parties irrevocably submits to the personal jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The Parties agree that either or both of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this section may be served on any party, via certified or overnight express mail, anywhere in the world.

11.	Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

12.	Compliance with Section 409A of the Internal Revenue Code. If, when the Employee’s employment with the Company terminates, the Employee is a "specified employee" as defined in Section 409A(a)(1)(B)(i) of the Internal Revenue Code, and if any payments under this Agreement, including payments under Section 4, are considered nonqualified deferred compensation that could result in additional tax or interest to the Employee under Section 409A(a)(1)(B) ("Section 409A Penalties"), then despite any provision of this Agreement to the contrary, the Employee will not be entitled to payments until the earliest of (a) the date that is at least six months after termination of the Employee's employment for reasons other than the Employee's death, (b) the date of the Employee's death, or (c) any earlier date that does not result in Section 409A Penalties to the Employee. As soon as practicable after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Employee in a lump sum. Additionally, if any provision of this Agreement would subject the Employee to Section 409A Penalties, the Company will apply such provision in a manner consistent with Section 409A of the Internal Revenue Code during any period in which an arrangement is permitted to comply operationally with Section 409A of the Internal Revenue Code and before a formal amendment to this Agreement is required. For purposes of this Agreement, any reference to the Employee's termination of employment will mean that the Employee has incurred a "separation from service" under Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance thereunder. In addition, any reference to a "Change in Control" under this Agreement will be interpreted in a manner consistent with the descriptions of a "change in control event" under Section 409A of the Internal Revenue Code.

With respect to reimbursements and notwithstanding anything to the contrary in this Agreement, all reimbursements shall be made within 10 days after the Company has received the appropriate receipts and documentation from the Employee and in accordance with the requirements of Section 409A of the Internal Revenue Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee's lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

13.	Entire Agreement. This Agreement, together with the Proprietary Information Agreement referenced above, constitutes the entire understanding between the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and preliminary agreements. This Agreement may not be amended except in writing executed by the Parties hereto.

14.	Effect on Successors of Interest. This Agreement shall inure to the benefit of and be binding upon heirs, administrators, executors, successors and assigns of each of the Parties hereto. Notwithstanding the above, the Employee recognizes and agrees that her obligation under this Agreement may not be assigned without the prior written consent of the Company.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

NAVIDEA BIOPHARMACEUTICALS, INC.		EMPLOYEE

By:	/s/ Mark J. Pykett	/s/ Cornelia Reininger, M.D.
	Mark J. Pykett	Cornelia Reininger, M.D.
President and CEO

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Exhibit A

None